Exhibit 8.3

[Letterhead of AllBright Law Offices]

[     ], 2011

To:      Cathay Industrial Biotech Ltd.
3F, Building #5, 1690 Cailun Road
Zhangjiang High-tech Park,
Shanghai 201203
People’s Republic of China

Dear Sirs:

We are lawyers qualified in the People’s Republic of China (the “PRC”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on the laws and regulations of the PRC.

We are acting as the PRC counsel for Cathay Industrial Biotech Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), publicly filed with the Securities and Exchange Commission on [    ] under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of a certain number of the Company’s American Depositary Shares, each representing [    ] ordinary shares of the Company, par value US$0.001 per ordinary share (“Offering”) by the Company.  We have been requested to give this opinion as to the matters set forth below.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments and such questions of law as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations made by the Company.

The following terms as used in this opinion are defined as follows:

“Governmental Agencies” means any governmental or regulatory agency or any court in the PRC.

“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan);

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that:

(i)    On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission (“SASAC”), the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006 and were amended on June 22, 2009. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and are directly or indirectly controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The CSRC approval requirement applies to SPVs that acquired equity interests in PRC companies through share swap and using cash. On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Administrative Permits”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

(ii)   Based on our understanding of the current PRC Laws and the new M&A Rule, the new M&A Rule does not require that the Company obtain prior CSRC approval for the listing and trading of its American Depositary Shares or ADSs on the New York Stock Exchange/ Nasdaq Global Market, because the Company is not directly or indirectly controlled by any PRC companies or individuals.

(iii)  The issuance, sale and delivery of the ADSs by the Company in the Offering will not conflict with or result in a breach or violation of, the provisions of any applicable PRC Laws.

(iv)  The statements set forth under the captions “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Regulation”, and “Taxation” in the Registration Statement, insofar as such statements relate to PRC tax law, are reviewed by us and are accurate in all material respects. The opinion set forth under “Taxation” of the prospectus included in the Registration Statement, as it relates to matters of PRC tax law, is the opinion of AllBright law offices.

This opinion relates to the PRC Laws in effect on the date hereof. This opinion relates only to PRC Law and we express no opinion as to any laws other than PRC Law. PRC Law as used in this opinion refers to the PRC Laws currently in force as of the date of this opinion. There is no guarantee that any PRC Laws will not be changed, amended or revoked in the immediate or distant future with or without retroactive effect.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and to the reference to our firm’s name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulation”, “Taxation” and “Legal Matters” in the Registration Statement,. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

AllBright Law Offices